Substitute Power of Attorney
Pursuant to written powers of attorney (each a Power of Attorney) by the individuals listed below and the Substitute Power of Attorney from Maryanne R. Lavan dated June 27, 2023 (the Stevens Substitute Power of Attorney), the undersigned, John E. Stevens, has been constituted and appointed the lawful substitute attorney-in-fact and agent of the individuals, with full power of substitution, to execute and file documents with the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act and Rule 144 of
  the Securities Act of 1933, with respect to equity securities of Lockheed Martin Corporation and with such further powers as specified in each Power of Attorney and the Stevens Substitute Power of Attorney.
Individual
Date of Power of Attorney
Evan T. Scott
June 6, 2022
In accordance with the authority granted under each Power of Attorney and the Stevens Substitute Power of Attorney, including the power of substitution, the undersigned hereby appoints Peter A. Christou as substitute attorney-in-fact, on behalf of the individuals listed above, with no power of substitution, to exercise and execute all of the powers granted or conferred to the undersigned in each Power of Attorney and the Stevens Substitute Power of Attorney with the exception of the power of substitution.
For the avoidance of doubt, the foregoing appointment shall not serve as a revocation of the powers granted to the undersigned himself in each Power of Attorney and the Stevens Substitute Power of Attorney.
This Substitute Power of Attorney shall remain in full force and effect unless and until revoked by the undersigned.
IN WITNESS WHEREOF, the undersigned has caused this Substitute Power of Attorney to be executed as of April 24, 2025.


Signature:
Name: John E. Stevens